Exhibit 10.2
CERTAIN IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED, AND HAS BEEN MARKED WITH “[***]” TO INDICATE WHERE OMISSIONS HAVE BEEN MADE.
EVALUATION AND OPTION AGREEMENT
This Evaluation and Option Agreement (“Option Agreement”) is entered into as of April 30, 2021 (the “Effective Date”) by and between, on the one hand, In4Derm Limited, a company incorporated and registered in Scotland with company number SC651132 with a place of business at 15 Luke Place, Broughty Ferry, Dundee, Scotland, DD5 3BN (“In4Derm”), and, on the other hand, VYNE Therapeutics Inc., a Delaware corporation with a principal place of business at 520 U.S. Highway 22, Suite 204, Bridgewater, NJ 08807 (“VYNE”). In4Derm and VYNE may be referred to herein individually as a “Party” and collectively as the “Parties”.
Background
Whereas, In4Derm has discovered and is developing proprietary Bromodomain & Extra-Terminal Domain Inhibitors (“BETi”) for treatment of immunology and oncology conditions;
Whereas, VYNE is a specialty pharmaceutical company focused on developing innovative therapies for skin conditions;
Whereas, VYNE wishes to obtain from In4Derm, and In4Derm wishes to grant to VYNE, an exclusive option to obtain an exclusive license under certain of In4Derm’s technology to research, develop, manufacture, and commercialize products incorporating such technology, all on the terms and conditions set forth herein; and
Whereas, VYNE wishes to evaluate the use of such technology to determine whether it wishes to exercise its option and In4Derm wishes to grant VYNE the right to conduct such evaluation, all on the terms and conditions set forth herein.
Now Therefore, in consideration of the foregoing premises and the mutual promises, covenants, and conditions set forth herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
Agreement
1.Definitions
1.1“Affiliate” means, with respect to a Party, any individual or entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Party, for so long as such control exists. For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means (a) the possession, directly or indirectly, of the power to direct the management or policies of such entity, whether through the ownership of voting securities, by contract relating to

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voting rights or corporate governance, or otherwise; or (b) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of such entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity).
1.2“BETi” has the meaning set forth in the recitals.
1.3“Business Day” means a day other than a Saturday, Sunday, or bank or other public holiday in New York, New York or London, England.
1.4“Compound” means all BETi compounds that are Controlled by In4Derm as of the Effective Date and as of the Option Exercise Date (including those BETi compounds Controlled by In4Derm as of the Effective Date, as listed in Exhibit 1.4), including any modifications, substitutions, group replacements or derivatives thereof, and all prodrugs, metabolites, salts, esters, hydrates, solvates, isomers, enantiomers, free acid forms, free base forms, crystalline forms, co-crystalline forms, amorphous forms, racemates, polymorphs, chelates, stereoisomers, atropisomers, tautomers or optically active forms thereof.
1.5“Confidential Information” means all non-public information that is generated by or on behalf of a Party or its Affiliates or which one Party or any of its Affiliates has supplied or otherwise made available to the other Party or its Affiliates, whether made available orally, in writing, or in electronic form, including information comprising or relating to concepts, discoveries, inventions, and data in relation to this Option Agreement; provided that all Materials are deemed In4Derm’s Confidential Information, and all Results and other Inventions are deemed both Parties’ Confidential Information in accordance with the ownership terms of Section 5.4. The terms and conditions of this Option Agreement is the Confidential Information of each of the Parties.
1.6“Control” or “Controlled” means, with respect to any Know-How, Patent Rights, or other proprietary technology, the possession of the right, whether by ownership, license, or otherwise (other than by operation of the rights granted in Sections 3.1 and 5.1) to grant a license or sublicense under such Know-How, Patent Rights, or other proprietary technology as provided for herein without violating the terms of any agreement with any Third Party.
1.7“Data Package” has the meaning set forth in Section 2.2.
1.8“Effective Date” has the meaning set forth in the preamble.
1.9“Evaluation Studies” has the meaning set forth in Section 2.1.
1.10“Field” means any and all uses, including the treatment, palliation, diagnosis or prevention of any disease, disorder or condition in humans.
1.11“In4Derm” has the meaning set forth in the preamble.
1.12“In4Derm Background Technology” means all Know-How and Patent Rights that (a) are Controlled by In4Derm on the Effective Date or (b) are discovered, developed, invented or created solely by or on behalf of In4Derm or its Affiliates outside of this Option

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Agreement and without using or referencing VYNE’s Confidential Information, including those that are necessary or reasonably useful for the evaluation of the Materials pursuant to the Evaluation Studies.
1.13“Inventions” has the meaning set forth in Section 5.2.
1.14“Know-How” means inventions, technical information, know-how and materials, including technology, data, compositions, formulae, biological materials, assays, reagents, constructs, compounds, discoveries, procedures, processes, practices, protocols, methods, techniques, results of experimentation or testing, knowledge, trade secrets, skill and experience, in each case whether or not patentable or copyrightable.
1.15“License Agreement” has the meaning set forth in Section 3.3.
1.16“License Effective Date” means, with respect to a License Agreement, the date the License Agreement becomes effective by its terms.
1.17“License Terms” means the terms attached hereto as Exhibit 1.18.
1.18“Materials” means the Original Materials and: (a) all improvements and modifications to or derivatives of the Original Materials; and (b) all materials containing or incorporating any of the foregoing.
1.19“Negotiation Period” means the period of time commencing on the Effective Date and ending ninety (90) days after the Effective Date.
1.20“Option” has the meaning set forth in Section 3.1.
1.21“Option Fee” has the meaning set forth in Section 4.1.
1.22“Option Term” means the period of time commencing on the Effective Date and ending, subject to earlier expiry pursuant to Section 3.4:
(a)with respect to the Topical BETi Compounds and Products containing such Compounds, eighteen (18) months from the date In4Derm delivers the Trial Batch to VYNE; and
(b)with respect to the Oral BETi Compounds and Products containing such Compounds: the earlier of: (i) fourteen (14) Business Days from the later of delivery of the Data Package by In4Derm to VYNE and In4Derm notifying VYNE of the final selection by In4Derm of a lead candidate for the Oral BETi Compound program, and (ii) June 30, 2022; provided that in the event that clause (i) above is triggered before June 30, 2022, In4Derm shall notify VYNE and VYNE may within fourteen (14) Business Days of such notification either (x) decline or exercise its option to license the Oral BETi Compounds and Products containing such Compounds or (y) extend the period in which to exercise its option to license the Oral BETi Compounds and Products containing such Compounds to June 30, 2022 and make a payment of [***] to In4Derm, such funds to be used for further development of Oral BETi Compounds as In4Derm may determine in its sole discretion, in consideration of such extension. Where VYNE

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exercises its right to extend the period under (y) above, VYNE will have a period of fourteen (14) Business Days from June 30, 2022 to provide written notice to In4Derm to exercise its option to license the Oral BETi Compounds and Products containing such Compounds.
1.23“Oral BETi Compounds” means any Compound that may be suitable for delivery by oral administration. The Oral BETi Compounds Controlled by In4Derm as of the Effective Date are listed in Part A of Exhibit 1.4.
1.24“Oral BETi Compounds Activities” has the meaning set forth in Section 2.2
1.25“Original Materials” has the meaning set forth in Section 2.1.
1.26“Party” and “Parties” have the meaning set forth in the preamble.
1.27“Patent Rights” means (a) patents, patent applications and similar government-issued rights protecting inventions in any country or jurisdiction however denominated, (b) all priority applications, divisionals, continuations, substitutions, continuations-in-part of and similar applications claiming priority to any of the foregoing, and (c) all patents and similar government-issued rights protecting inventions issuing on any of the foregoing applications, together with all registrations, reissues, renewals, re-examinations, confirmations, supplementary protection certificates, and extensions of (a), (b) or (c).
1.28“Product” means any pharmaceutical product, including all forms, presentations, strengths, doses and formulations containing one or more Compounds as an active ingredient. Products shall include combination products.
1.29“Results” has the meaning set forth in Section 5.3.
1.30“Territory” means all the countries of the world.
1.31“Term” has the meaning set forth in Section 8.1.
1.32“Third Party” means any entity other than In4Derm or VYNE or an Affiliate of In4Derm or VYNE.
1.33“Topical BETi Compounds” means the Compounds listed in Part B of Exhibit 1.4.
1.34“Trial Batch” has the meaning set forth in Exhibit 2.1.
1.35“VYNE” has the meaning set forth in the preamble.
1.36“VYNE Background Technology” means all Know-How and Patent Rights that (a) are Controlled by VYNE on the Effective Date or (b) are discovered, developed, invented or created solely by or on behalf of VYNE or its Affiliates outside of this Option Agreement and without using or referencing In4Derm’s Confidential Information.
2.Evaluation

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2.1Transfer of Materials; Evaluation Studies. In4Derm shall provide to VYNE, at VYNE’s sole expense, the Compounds as described in the attached Exhibit 2.1 and in the quantities specified therein (the “Original Materials”). During the Option Term, VYNE shall use commercially reasonable efforts (without regard to any other topical products in development by VYNE) to stabilize, pre-clinically develop and manufacture Products containing the Materials as their active ingredient for purposes of determining the feasibility of administration of the Materials for topical delivery (the “Evaluation Studies”), at VYNE’s sole expense. VYNE shall use and may allow subcontractors to use the Materials solely for conducting the Evaluation Studies under this Option Agreement and shall not use or allow the use of the Materials for any other purpose, including any commercial purpose. VYNE may sub-contract performance of the the Evaluation Studies only to its Affiliates and reputable Third Party contract research organizations which have entered into legally binding obligations to VYNE on terms that are no less onerous than those set out in this Option Agreement, and which extend to the Materials. VYNE shall remain liable to In4Derm for the performance of VYNE’s obligations under this Option Agreement, and for any acts or omissions of any person to whom VYNE or its Affiliates or sub-contractors have provided the Materials, that would, if effected by VYNE, constitute a breach of this Option Agreement. Within a reasonable time after the expiration of the Option Term, but no later than thirty (30) days after the expiration of the Option Term, if VYNE has not exercised the Option, any remaining Materials will be returned by VYNE to In4Derm at VYNE’s sole expense, or otherwise disposed of as mutually agreed by the Parties with VYNE certifying such destruction in writing.
2.2Oral BETi Compounds Activities. As soon as reasonably practical after the Effective Date, In4Derm will use commercially reasonable efforts to conduct evaluation activities reasonably designed to generate an evaluation data package (the “Data Package”), such Data Package to be provided to VYNE promptly upon completion of such activities for VYNE’s review together with a proposed selection of a single Oral BETi Compound with reasonable justification for its selection based on evaluation data measured against the parameters of the Data Package. The initial Oral BETi Compounds activities and the parameters of the Data Package are described in Exhibit 2.2.
2.3Use of Materials. VYNE acknowledges and agrees that the Materials are provided ‘as is’ and may have unpredictable and unknown biological or chemical properties, that they are to be used with caution, and that they are not to be used for testing in or treatment of humans or in connection with any diagnostic service. Except as required for the performance of the Evaluation Studies or otherwise agreed by the Parties in writing, VYNE shall not (nor procure or enable any Third Party to) attempt to modify or reverse-engineer any of the Materials. Except as otherwise agreed by the Parties in writing: (i) VYNE shall keep the Materials secure at VYNE’s laboratory or the relevant laboratory of an applicable Affiliate or sub-contractor and ensure that the Materials are not removed from such location; (ii) VYNE shall not sell, offer for sale, gift or otherwise commercially supply the Materials to any Third Party nor use the Materials to provide any service; and (iii) VYNE shall not allow access to or use of the Materials by any person other than VYNE’s or its Affiliates’ or sub-contractors’ personnel who are directly involved in the performance of the Evaluation Studies. VYNE shall maintain reasonable security measures with respect to the Materials, no less strict than it maintains to protect its own valuable tangible property against loss, theft, and destruction.

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2.4Compliance. Each Party covenants that, in performing its obligations under this Option Agreement and in undertaking activities in connection with the Materials and Compounds pursuant to this Option Agreement: (a) it shall comply with all applicable laws and applicable regulations and regulatory standards and guidelines, including cGMP, cGLP, cGCP and other rules, regulations and requirements; and (b) it will not employ or knowingly use the services of any person that has been debarred under Section 306(a) or 306(b) of the FD&C Act or any comparable provision of any other applicable laws. Each Party shall notify the other Party immediately in the event that such Party becomes aware of such debarment or threatened debarment of any of its employees engaged in any activities in connection with this Option Agreement.
2.5Alliance Management. On or promptly after the Effective Date, each Party will designate, and notify the other Party of the identify of, an alliance manager to in good faith keep the other Party apprised of the status of development and evaluation under this Option Agreement (each an “Alliance Manager”). The Parties shall procure that their respective Alliance Managers will communicate with each other, by email or letter, telephone, videoconference or in person, as often as is reasonably necessary for each Party to update the other on the the status of development and evaluation under this Option Agreement. Each Party may change its Alliance Manager at any time by giving written notice to the other Party.
3.Option Grant
3.1Exclusive Option. In4Derm hereby grants to VYNE, during the applicable Option Term, an exclusive option to enter into an exclusive license agreement with In4Derm on the License Terms for:
(a)all Compounds comprising Oral BETi Compounds and all Products containing such Compounds; and/or
(b)all Compounds comprising Topical BETi Compounds and all Products containing such Compounds;
(each of (a) and (b), an “Option”). Each Option may be exercised in accordance with Section 3.3 independent of the other Option.
3.2Terms of License Agreement. In4Derm and VYNE shall exclusively negotiate in good faith, during the Negotiation Period, the terms of a definitive license agreement based on the License Terms to be entered into by the Parties upon VYNE’s exercise of an Option in accordance with Section 3.3. If despite such good faith negotiations In4Derm and VYNE cannot agree upon the terms of such license agreement by the expiration of the Negotiation Period, then either Party may within five (5) days of expiration of the Negotiation Period serve notice on the other Party (a “Referral Notice”) that it wishes to have any terms in the License Agreement not then agreed by In4Derm and VYNE finally determined by baseball-style arbitration carried out in accordance with the procedure set forth in Exhibit 3.2 (“Resolution Proceeding”). If a Resolution Proceeding is initiated by VYNE, VYNE shall pay In4Derm’s reasonable expenses associated with such proceeding. Upon written agreement by the Parties of the terms of the License Agreement (whether during the Negotiation Period or following completion of the Resolution Proceeding in accordance with the procedure set forth in Exhibit 3.2), the Parties

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shall incorporate the template license agreement as a new Exhibit F to this Option Agreement. Pending completion of the Resolution Proceeding and execution of the License Agreement, the terms and conditions set forth in this Option Agreement shall continue to apply, provided always that a Resolution Proceeding shall not operate to extend the Option Term unless agreed otherwise by the Parties.
3.3Exercise of Option. VYNE may exercise each Option at any time from the Effective Date until the end of the applicable Option Term by providing written notice thereof to In4Derm (the date such notice is given, the “Option Exercise Date”). Upon VYNE’s exercise of the Option during the Option Term applicable to the Oral BETi Compounds or Topical BETi Compounds, the Parties shall within seven (7) days of the applicable Option Exercise Date complete and execute a license agreement in the form of the template license agreement agreed by the Parties pursuant to Section 3.2 (such executed agreement, a “License Agreement”). For clarity, in the event that VYNE exercises both of the Options, the Parties intend that a separate License Agreement shall be entered into for each Option.
3.4Non-Exercise of Option. If VYNE does not exercise an Option during the respective Option Term or notifies In4Derm in writing prior to the expiration of the respective Option Term that VYNE will not exercise the Option, or if VYNE has exercised an Option but VYNE does not enter into the License Agreement within seven (7) days of the applicable Option Exercise Date, then the Option and Option Term for the applicable Compounds and Products containing such Compounds shall automatically be deemed expired without any further action on the part of any Party; provided, that if, during the ninety (90)-day period following the expiration of the relevant Option Term, In4Derm wishes to enter into a license agreement with a Third Party with respect to the applicable Compounds or Products containing such Compounds on terms more favorable to In4Derm than the terms set forth in the template license agreement agreed by the Parties pursuant to Section 3.2 (or if no template license agreement has been agreed, the Term Sheet set forth in Schedule 1.18), then In4Derm shall and hereby does grant to VYNE the right to match any offer to take a licence in respect of the relevant Compounds or Products that In4Derm receives from a Third Party during such ninety (90)-day period.
3.5Reasonable Assistance During Negotiation Period. During the Negotiation Period, In4Derm will promptly answer VYNE’s reasonable questions regarding In4Derm Background Technology and reasonably cooperate with VYNE to conduct a reasonable and customary due diligence.
3.6Third Party Rights. During the Option Term (and, if the Option is exercised, during the applicable License Execution Period), each Party shall promptly notify to the other Party upon becoming aware of any other intellectual property or other rights of any other person of which may be infringed or misappropriated by the development and commercialization of the Topical BETi Compounds or Oral BETi Compounds by VYNE pursuant to a License Agreement.
4.Payments
4.1Option Fee. In consideration of In4Derm’s grant to VYNE of the Option, VYNE shall pay to In4Derm a non-refundable option fee in the amount of seven hundred and twenty

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thousand British pound sterling (£720,000) (the “Option Fee”), which amount shall be paid by VYNE by wire transfer to an account designated by In4Derm within five (5) Business Days after the Effective Date. In4Derm intends to spend at least 50% of the Option Fee on the generation of the Data Package and research and development of the Oral BETi Compounds.
5.Research License, Results and Intellectual Property
5.1Research License. In4Derm hereby grants VYNE a non-exclusive, royalty-free, non sub-licensable (except to permitted subcontractors pursuant to Section 2.1), non-transferable (except as permitted pursuant to Section 9.9), worldwide license under the In4Derm Technology solely to conduct the Evaluation Studies during the Option Term and evaluate the Results during the Option Term. In4Derm retains all right, title and interest in the In4Derm Background Technology and does not grant In4Derm any rights hereunder in the foregoing except as expressly set out in this Option Agreement or a License Agreement.
5.2Inventions. All data, results, information, ideas, inventions, techniques, and other technology, whether or not patentable, and all intellectual property therein, that are generated, developed, or discovered by or on behalf of a Party in the performance of the activities hereunder relating to the Compounds shall be deemed “Inventions”. Inventions will not include any VYNE Background Technology or In4Derm Background Technology. VYNE retains all right, title and interest in the VYNE Background Technology and does not grant In4Derm any rights hereunder in the foregoing except as expressly set out in this Option Agreement.
5.3Results. Each Party shall keep complete and accurate records of the data and results of its activities hereunder (the “Results”) and all other Inventions and shall promptly and fully disclose to the other Party such Results and other Inventions. During the Option Term and, if the Option is exercised, during the period prior to the effective date of the applicable License Agreement, no Party shall publish or present to any Third Party any information related to the Materials, the Evaluation Studies, Results, or any Inventions without the prior written consent of the other Party and all Results and Inventions shall be deemed the Confidential Information of each of the Parties.
5.4Ownership. The Parties agree that all Inventions shall be owned by the inventor as determined in accordance with English patent law, subject to the terms of this Section 5.4. Notwithstanding the foregoing, VYNE shall own all right and interest in any Invention related to a topical Product containing a Topical BETi Compound (a “Topical Invention”) and In4Derm shall own all right and interest in any Invention related to an oral Product containing an Oral BETi Compound (an “Oral Invention”). In4Derm hereby assigns (and agrees to and shall assign if the present assignment of future rights is prohibited by applicable law) all right and interest in Topical Inventions to VYNE. VYNE hereby assigns (and agrees to and shall assign if the present assignment of future rights is prohibited by applicable law) all right and interest in Oral Inventions to In4Derm. To effectuate the foregoing assignments, each Party shall ensure that all entities and individuals that perform any activities on behalf of such Party under this Option Agreement are under a written or other legally enforceable obligation to assign all right, title, and interest in any intellectual property created pursuant to such activities directly to such Party. In4Derm shall assist VYNE, at VYNE’s reasonable expense, in securing for VYNE any patents, copyrights, or other proprietary rights in Topical Inventions, and to perform all acts that may be

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reasonably required to vest in VYNE all right, title, and interest in such Topical Inventions. VYNE shall assist In4Derm, at In4Derm’s reasonable expense, in securing for In4Derm any patents, copyrights, or other proprietary rights in Oral Inventions, and to perform all acts that may be reasonably required to vest in In4Derm all right, title, and interest in such Oral Inventions. During the Option Term, the Parties shall consult in good faith on patent related matters, patent strategy and the filing and content of patent applications.
6.Confidentiality
6.1Non-Disclosure. Except to the extent expressly authorized by this Option Agreement or otherwise agreed in writing by the Parties, the Parties agree that, during the Term and for ten years thereafter, the receiving Party shall keep confidential and shall not publish or otherwise disclose, and shall not use for any purpose other than as expressly provided for in this Option Agreement, any Confidential Information of the other Party, and each Party shall keep confidential and shall not publish or otherwise disclose the terms of this Option Agreement except as permitted herein. Each Party may use the other Party’s Confidential Information only to the extent required to accomplish the purposes of this Option Agreement, including exercising its rights and performing its obligations under this Option Agreement. Each Party will use at least the same standard of care as it uses to protect its own proprietary or confidential information (but no less than reasonable care) to ensure that its employees, agents, consultants, contractors, and other representatives do not disclose or make any unauthorized use of the other Party’s Confidential Information. Each Party will promptly notify the other upon discovery of any loss or unauthorized use or disclosure of the other Party’s Confidential Information.
6.2Exceptions. The obligations of confidentiality and non-use set forth in Section 6.1 shall not apply to any information that the receiving Party can demonstrate by written evidence:
(a)is already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the disclosing Party;
(b)is now, or hereafter becomes, generally available to the public or otherwise part of the public domain through no fault of the receiving Party;
(c)is disclosed to the receiving Party by a third party who had no obligation to the disclosing Party not to disclose such information to others; or
(d)was independently discovered or developed by the receiving Party without the use of Confidential Information belonging to the disclosing Party.
6.3Permitted Disclosures. Each Party may disclose Confidential Information belonging to the other Party as expressly permitted by this Option Agreement and in the following instances:
(a)to its and its Affiliate’s directors, officers, employees, consultants, and agents who have a need to know such information for the purposes of this Option Agreement and who are bound by obligations of confidentiality and non-use consistent with those set forth herein, and provided that the disclosing Party shall be liable to the receiving Party for any breach

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of such obligations by anyone to whom the disclosing Party discloses such Confidential Information;
(b)to potential and actual investors, acquirors, and other financial partners solely for the purpose of evaluating or carrying out an actual or potential investment or acquisition, in each case under written obligations of confidentiality and non-use consistent with those set forth herein;
(c)to the extent required by law, court order, or regulation of a governmental agency (including regulations promulgated by securities exchanges); provided that to the extent legally permissible the disclosing Party provides the other Party reasonable prior written notice of any such disclosure and reasonably assists the other Party in seeking to obtain a protective order or other confidential treatment of any Confidential Information required to be so disclosed.
6.4Publicity. Neither Party shall use the name of the other in connection with any promotional advertising, press releases, sales literature, or other promotional materials to be disseminated to the public or any portion thereof without the other Party’s prior written consent in each case. Each Party further agrees not to use the name of the other Party or any trademark, service mark, trade name, copyright, or symbol of the other Party, without the prior written consent of such other Party.
6.5Equitable Relief. Given the nature of the Confidential Information and the competitive damage that a Party may suffer upon unauthorized disclosure, use, or transfer of its Confidential Information to any Third Party, the Parties agree that monetary damages may not be a sufficient remedy for any breach of this Article 6. In addition to all other remedies, a Party shall be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Article 6.
7. Representations and Warranties
7.1Mutual Representations and Warranties. Each Party hereby represents and warrants that, as of the Effective Date:
(a)such Party is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Option Agreement;
(b)(i) it has the corporate power and authority and the legal right to enter into this Option Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Option Agreement and the performance of its obligations hereunder; and (iii) this Option Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms; and

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(c)it is not a party to any agreement that would materially prevent it from granting the rights granted to the other Party under this Option Agreement or performing its obligations under this Option Agreement.
7.2Additional In4Derm Warranties and Covenants. In4Derm hereby warrants and covenants that, as of the Effective Date:
(a)In4Derm has the right to grant the Option (and the licenses issuable to VYNE upon exercise of such Option) granted to VYNE under this Option Agreement;
(b)In4Derm has not granted to any Third Party any rights, option, or license that would conflict with the grant of the Option to VYNE.

7.3Additional VYNE Warranties. VYNE hereby warrants that, as of the Effective Date neither it nor any of its Affiliates own any Patent Rights covering or claiming any Topical BETi Compounds or Oral BETi Compounds, nor have any of them been granted any sub-licence or other rights under any such Patent Rights except as set forth herein.
7.4Covenants of In4Derm. During the Term, In4Derm covenants that it will not enter into any agreement, whether written or oral, that would conflict with the rights granted to VYNE hereunder.
7.5Disclaimer. OTHER THAN AS EXPRESSLY SET FORTH IN SECTION 7.1 AND SECTION 7.2, NO PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND EACH PARTY EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.
8.Term and Termination
8.1Term. The term of this Option Agreement shall commence upon the Effective Date and shall, unless earlier terminated as permitted under this Article 8, continue until the latest of (a) the expiration of both of the Option Terms, or (b) if VYNE exercises an Option prior to expiry of the Option Term, the date that is thirty (30) days after the applicable Option Exercise Date, (the “Term”).
1.2Termination for Material Breach. If a Party believes that the other Party has materially breached this Option Agreement, then the non-breaching Party may deliver notice of such breach to the breaching Party. If the breaching Party has not cured such breach to the reasonable satisfaction of the non-breaching Party within thirty (30) days after notice of such breach from the non-breaching Party, the non-breaching Party may terminate this Option Agreement upon written notice to the breaching Party. Notwithstanding the foregoing, if the Parties reasonably and in good faith disagree as to whether there has been a material breach of this Option Agreement, (i) the dispute will be resolved in accordance with Section 9.2, (ii) the

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cure period will be tolled from the date the breaching Party notifies the non-breaching Party of such dispute and through the resolution of such dispute in accordance with Section 9.2, (iii) during the pendency of such dispute, all of the terms and conditions of this Option Agreement will remain in effect, and (iv) if it is ultimately determined that the breaching Party committed such material breach, then the breaching Party will have thirty (30) days to cure such material breach from the date of such determination. If the breaching Party fails to cure such breach during such thirty (30)-day period, the non-breaching Party may elect to terminate the Option Agreement immediately upon the issuance of written notice to the breaching Party.
8.3Effects of Termination. Upon expiration of the Option Agreement or any termination of this Option Agreement in its entirety prior to Option exercise, the following terms will apply:
(a)The Options shall immediately terminate and VYNE will have no further rights with respect thereto.
(b)As provided in the last sentence of Section 2.1, VYNE shall promptly return any remaining Materials to In4Derm, or otherwise destroy such Materials as mutually agreed by the Parties and certify such destruction in writing.
(c)VYNE hereby grants, effective upon such expiration or termination (or if earlier, upon expiration of the Option Term with respect to the Topical BETi Compounds and Products containing such Compounds without VYNE exercising such Option), to In4Derm for no additional consideration: (i) a non-exclusive, worldwide, sublicensable (through multiple tiers), royalty free license under any Topical Invention that constitute any composition of matter or method of treatment claims for a Product and (ii) a non-exclusive, fully paid-up, sub-licensable (through multiple tiers) non-transferable license under the VYNE Background Technology solely to the limited extent necessary for In4Derm to exploit the Topical Invention in each case solely to exploit Products containing Compounds researched and developed by VYNE under this Agreement and to be used only in combination with such Products (and not independently practiced); provided that In4Derm agrees to enter into reciprocal commitments with respect to confidentiality, conditions on sublicensing and patent management in relation to the VYNE Background Technology and Topical Inventions licensed to In4Derm pursuant to this paragraph in the same manner and on the same terms agreed to by VYNE with respect to the In4Derm Technology pursuant to the License Terms (or if applicable, the template License Agreement) in Exhibit F.
(d)Each Party shall promptly return to the other Party, or delete or destroy, all relevant records and materials in such Party’s possession or control containing Confidential Information of the other Party; provided that a Party may keep one copy of such materials for legal archival purposes subject to continuing confidentiality obligations.
8.4Survival. Expiration or termination of this Option Agreement shall not relieve the Parties of any obligation or right accruing prior to such expiration or termination. Except as set forth below or elsewhere in this Option Agreement, the obligations and rights of the Parties under the following provisions of this Option Agreement shall survive expiration or termination

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of this Option Agreement: Section 1, Section 4.1, the last sentence of Section 5.1, Section 5.2, Section 5.4, Section 6, Section 7, Section 8.3, Section 8.4 and Section 9.
9.General
9.1Governing Law. This Option Agreement and all disputes arising out of or related to this Option Agreement or any breach hereof shall be governed by and construed under the laws of the England and Wales, without giving effect to any choice of law principles that would require the application of the laws of a different province or territory.
9.2Dispute Resolution. Except as provided in Section 3.2, the Parties irrevocably submit to the exclusive jurisdiction of the courts of England and Wales; provided, however, that each Party may institute judicial proceedings in any other jurisdiction against the other party or anyone acting by, through or under such other party, in order to enforce the instituting party’s rights hereunder through reformation of contract, specific performance, injunction or similar equitable relief.
9.3Equitable Relief; Court Actions. Notwithstanding anything to the contrary in this Option Agreement, given the unique nature of the rights granted under the Option and the competitive damage that a Party may suffer upon a breach of Article 3 by the other Party, the Parties agree that monetary damages may not be a sufficient remedy for any breach by a Party of Article 3. In addition to all other remedies, a Party shall be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of Article 3 by the other Party.
9.4Entire Agreement; Amendment. This Option Agreement, including its exhibits, and the agreements entered into by the Parties pursuant to this Option Agreement, constitute the entire, final, and complete agreement and understanding between the Parties with respect to its subject matter and replaces and supersede all prior discussions and agreements between them with respect to the subject matter hereof. No modification of any terms or conditions hereof shall be effective unless made in writing and signed by a duly authorized representative of each Party.
9.5Severability. If any provision of this Option Agreement is, becomes, or is deemed invalid or unenforceable by any court or other competent authority having jurisdiction, the remainder of this Option Agreement shall remain unimpaired and the Parties shall promptly negotiate in good faith to amend such invalid or unenforceable provision to conform to applicable laws so as to be valid and enforceable and best accomplish the original intent of the Parties.
9.6Waiver. Any term or condition of this Option Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless it is in writing and signed by the Party waiving such term or condition. The waiver by either Party hereto of any right hereunder or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach by such other Party whether of a similar nature or otherwise.
9.7Force Majeure. Each Party shall be excused from liability for the failure or delay in performance of any obligation under this Option Agreement by reason of any event beyond

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such Party’s reasonable control and which is not reasonably foreseeable, including acts of God, fire, flood, explosion, earthquake, pandemic, or other natural forces, war, civil unrest, acts of terrorism, accident, destruction, or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials or supplies, or any other event similar to those enumerated above. Such excuse from liability shall be effective to the extent and duration of the events causing the failure or delay in performance and provided that the Party has not caused such events to occur. Notice of a Party’s failure or delay in performance due to force majeure must be given to the other Party as soon as reasonably practicable after its occurrence. All delivery dates under this Option Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure.
9.8Independent Contractors. The relationship of the Parties is that of independent contractors, and nothing in this Option Agreement shall be construed to create a partnership, joint venture, franchise, employment, or agency relationship between the Parties. Neither Party shall be considered the agent of the other Party for any purpose whatsoever and neither Party has any authority to enter into any contract or assume any obligation for the other Party or to make any warranty or representation on behalf of the other Party.
9.9Assignment. This Option Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the Parties. Neither Party may assign its rights and obligations under this Option Agreement without the prior written consent of the other Party, except that either Party may assign this Option Agreement without such consent to an Affiliate or to a successor in interest by way of merger, consolidation, or sale of all or substantially all of its business to which this Option Agreement relates. Any purported assignment in violation of this Section 9.9 shall be null and void.
9.10Notices. Any notice required or permitted pursuant to this Option Agreement shall be in writing and delivered by personal delivery, overnight express courier service, electronic mail, or by certified or registered mail, return receipt requested, and shall be deemed given upon personal delivery, upon acknowledgement of receipt of electronic transmission, on the next Business Day after deposit if sent by overnight express courier service, or five days after deposit in the mail. Notices will be sent to the following addresses or such other address as either Party may specify in writing pursuant to this Section 9.10:
If to In4Derm, to:
In4Derm Limited
15 Luke Place
Broughty Ferry
Dundee
Scotland DD5 3BN
[***]

with a copy (which shall not constitute notice) to:

[***]

If to VYNE, to:

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VYNE Therapeutics Inc.
520 U.S. Highway 22
Suite 204
Bridgewater, NJ 08807
Attention: Chief Scientific Officer

With a copy (which shall not constitute notice) to:

VYNE Therapeutics Inc.
520 U.S. Highway 22
Suite 204
Bridgewater, NJ 08807
Attention: General Counsel

9.11Construction. The terms of this Option Agreement represent the results of negotiations between the Parties and their representatives, each of which has been represented by counsel of its own choosing, and neither of which has acted under duress or compulsion, whether legal, economic or otherwise. Accordingly, the terms of this Option Agreement will be interpreted and construed in accordance with their usual and customary meanings, and each Party hereby waives the application in connection with the interpretation and construction of this Option Agreement of any rule of law to the effect that ambiguous or conflicting terms contained in this Option Agreement will be interpreted or construed against the Party whose attorney prepared the executed draft or any earlier draft of this Option Agreement. Except as otherwise explicitly specified to the contrary, (a) references to a Section, exhibit, appendix or schedule means a Section of, or exhibit, appendix or schedule to this Option Agreement, unless another agreement is specified, (b) the word “including” (in its various forms) means “including without limitation,” (c) the words “will” and “shall” have the same meaning, (d) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (e) words in the singular or plural form include the plural and singular form, respectively, (f) references to a particular person include such person’s successors and assigns to the extent not prohibited by this Option Agreement, (g) unless otherwise specified, “$” is in reference to United States dollars, and “£” is in reference to British pounds sterling, (h) the headings contained in this Option Agreement, in any exhibit, appendix or schedule to this Option Agreement are for convenience only and will not in any way affect the construction of or be taken into consideration in interpreting this Option Agreement, (i) the word “or” is disjunctive but not necessarily exclusive, (j) he words “herein”, “hereof”, and “hereunder” and other words of similar import refer to this Option Agreement as a whole and not to any particular Section or other subdivision, and (k) all references to days mean calendar days, unless otherwise specified.
9.12Further Actions; Expenses. Each Party agrees to execute, acknowledge, and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Option Agreement. Each Party shall bear its own expenses in connection with the negotiation and execution of this Option Agreement and the License Terms.

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9.13No Benefit to Third Parties. Covenants and agreements set forth in this Option Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and they shall not be construed as conferring any rights on any other individuals or entities.
9.14Counterparts. This Option Agreement may be executed in one or more counterparts in original, facsimile, PDF, or other electronic format, each of which shall be an original, and all of which together shall constitute one instrument.
{Signature Page Follows}

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In Witness Whereof, the Parties have executed this Evaluation and Option Agreement by their respective duly authorized officers.
In4Derm Limited    VYNE Therapeutics Inc.
By:/s/ Andrew Woodland        By: /s/ David Domzalski
Name: Andrew Woodland        Name: David Domzalski
Title: Director and Chief Scientific Officer    Title: CEO

VYNE Therapeutics Inc.
By: /s/ Iain Stuart
Name: Iain Stuart
Title:     CSO

Exhibit 1.4
BETi Compounds

Exhibit 1.18
License Terms

Exhibit 2.1
Materials

Exhibit 2.2
Data Package

Exhibit 3.2
Dispute Resolution Procedure for the License Terms